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                                                                     EXHIBIT 5.1



                      [LATHAM & WATKINS LOGO & LETTERHEAD]









                                  June 19, 2002

                                                             FILE NO. 033875-003
Advanced Medical Optics, Inc.
Board of Directors
2525 Dupont Drive
Irvine, California 92612


               RE: Registration of shares of common stock, par value $0.01 per share, and deferred compensation obligations, of Advanced Medical Optics, Inc., pursuant to a Registration Statement on Form S-8
                      ----------------------------------------------------------

Gentlemen:

               At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") being filed by Advanced Medical Optics, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of: (a) 400,000 shares of the Company's common stock, $0.01 par value ("Common Stock"), issuable under the Advanced Medical Optics, Inc. 401(k) Plan; (b) 6,700,000 shares of Common Stock issuable under the Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan; (c) 2,900,000 shares of Common Stock issuable under the Advanced Medical Optics, Inc. 2002 Employee Stock Purchase Plan and the Advanced Medical Optics, Inc. 2002 International Stock Purchase Plan; (d) 150,000 shares of Common Stock issuable under the AMO Irish Savings Related Share Option Scheme; (e) 150,000 shares of Common Stock issuable under the AMO (Ireland) Share Participation Scheme; and (f) $3,000,000 of deferred compensation obligations of the Company ("Obligations") under the Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (the "EDCP"). The plans specified in clauses (a) through (e) are collectively referred to herein as the "Equity Plans" and the shares of Common Stock issuable under the Equity Plans are collectively referred to herein as the "Shares."

               In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and the Obligations and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with the law.

               As such counsel, we have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon certificates of an officer of the Company and others with respect to certain factual matters. We have not independently verified such factual matters.

               With respect to the opinion expressed in paragraph 1 below, we are opining herein as to the effect on the subject transactions only of the General Corporation Law of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon,


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of the laws of any other jurisdiction, and, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction.

               With respect to the opinion expressed in paragraph 2 below, we are opining herein as to the effect on the subject transaction only of (i) the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including statutory law and reported Federal decisional law thereunder, and (ii) the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. Our opinion set forth in paragraph 2 below is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

               Subject to the foregoing and in reliance thereon, we are of the opinion that, as of the date hereof:

               1. Upon the issuance and delivery of the Shares, each in the manner contemplated by the Registration Statement and each in accordance with the terms of the applicable Equity Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the applicable Equity Plan and the Registration Statement, including, without limitation, collection of required payment for the Shares, if any, the Shares will be legally and validly issued, fully paid and nonassessable securities of the Company.

               2. Upon the issuance of the Obligations in the manner
                  contemplated by the Registration Statement and in accordance with the terms of the EDCP, such Obligations will be legally valid and binding obligations of the Company.

               The opinion expressed in paragraph 2 is further subject to the following limitations, qualifications and exceptions:

               (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

               (b) the effect of general principles of equity including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

               (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

               (d) certain rights, remedies and waivers contained in the EDCP may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the EDCP invalid or unenforceable as a whole.

               In addition, we express no opinion with respect to any obligations or liabilities of AMO Puerto Rico Manufacturing, Inc. or any other person or entity under the EDCP. We further express no opinion with respect to the liabilities or obligations of the Company, AMO Puerto Rico Manufacturing, Inc. or any other person under any trust agreement entered into or that may be entered into in connection with the EDCP, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

               This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

               We consent to your filing this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ LATHAM & WATKINS